Exhibit 10.10

No. 2016 280003040021

Loan Agreement of Circulating Funds

Evergrowing Bank

Signing Location: Yantai, China

Loan Agreement of Circulating Funds

Important Notice to Borrower Please read the whole Agreement carefully, especially the provisions marked as ΔΔ. If you have any questions, please ask the Lender timely to explain.

Borrower (The Borrower): _Wuhan Kingold Jewelry Co., Ltd

Legal Representative/ Principal: Zhihong Jia

Address: Te #15 Huangpu Technology Park, Jiang An District, Wuhan Postcode: 430023

Telephone: __027-65660346_____ Fax: 027-65660703

Lender (The Lender): Evergrowing Bank Co., Ltd. _ Yantai Huanshan Road Branch

Legal Representative/Principal: __Shuyun Zhang

Address: _No. 116 Huanshan Road, Zhifu District, Yantai City Postcode: 264000

Telephone: _0535-6621197_____________ Fax: 0535-6621197

Since the Borrower applies for loan from the Lender, to specify the rights and obligations of both parties, the Borrower and the Lender reach consensus through consultation and agree with following agreement.

Article 1 Loan

1.1 Currency: RMB.

1.2 The amount of loan under the Agreement is: _ FIFTY MILLION.

1.3 This loan should be used for Purchasing Gold only.

1.4 The life of loan under the Agreement is from 3/4/2016 to 3/1/2018.

The life of loan is from the date of issuing the first loan under this Agreement to the date when Borrower pays back the principal and interest under the Agreement.

Article 2 Interest Rate of Loan and Interest Settlement

2.1 The interest rate of loan under the Agreement uses the way in _2.1.1__ as follows:

2.1.1 Fixed rate, i.e. __7_%. (Year) During the life of loan, it is unchangeable and will not adjust basing on national interest.

2.1.2 Floating interest rate, i.e. ___/__ (choose “rising” or “lowering”) __/__% based on the benchmark interest rate of value date. If the People’s Bank of China adjusts the benchmark interest rate during the loan term, following / is used as the interest rate adjustment date:

(1)	The adjustment is made monthly, once per month.
(2)	The adjustment is made quarterly, once per quarter.
(3)	The adjustment is made every half year, once per half year.
(4)	The adjustment is made every year, once per year.

If the People’s Bank of China changes the benchmark interest rate into floating interest or calls the benchmark interest rate, the parties should adjust the loan interest under mutual discussion, but the interest after the adjustment should be not lower than the interest before; if after ___/__ month from the date when the People’s Bank of China adjusts the interest, the two parties have not reached a consensus regarding the adjusted interest rate, the Lender has right to declare the acceleration of maturity regarding the loan under this Agreement.

2.1.3            /              (foreign currency) interest        /           ;

2.1.4            /             .

2.2 Interest settlement

2.2.1 Daily interest = monthly interest rate / 30, monthly interest rate = annual interest rate/12.

2.2.2 Normal interest = agreed rate of interest under this agreement × loan amount × usage days been used. The usage days should start from the lending day to the date of expiry.

2.2.3 The interest settlement of loan under the Agreement is based on the following __SECOND__ way. When the loan expires, the principal and interest should be repaid. The interest settlement date is the interest payment date.

(1)	The interest is settled on the 20th day of last month of every season;
(2)	The interest is settled on the 20th day of every month.

2.3 Default interest

2.3.1 If the Borrower fails to use the loan in accordance with the agreed purposes, or the Borrower fails to repay the loan within the agreed deadline and has not reached agreement on extension with the Lender (so it is overdue loan), the Lender has the right to get the default interest for the misappropriated loan or overdue loan according to the default interest rate under this Agreement.

2.3.2 If the loan currency is RMB, when the Borrower fails to repay the loan within the agreed deadline, the default interest rate will increase by 50% regarding the overdue loan; when the Borrower fails to use the loan in accordance with the agreed purposes, the loan interest rate will increase by 100% regarding the misappropriated loan. If the People’s Bank of China adjusted the benchmark interest rate, the floating interest loan is overdue or misappropriated, the Lender has the right to adjust the default interest rate, and applies the new default interest since the interest adjustment date of the People’s Bank of China. If the loan currency is foreign currency, the default interest rate is: increase / basing on the agreed interest rate.

2.4 If the Borrower repays or the Lender calls in loan in advance, the relevant interest will not be adjusted and the agreed interest rate still applies.

Article 3 Issuance, Payment and Repayment of Loan

3.1 The Borrower can draw the loan amount by several allocations, but the sum of all allocations does not exceed the amount provided by Article 1. The drawing shall comply with following allocation plan:

Drawing Date	Drawing Amount
3/4/2016	FIFTY MILLION
\	\

ΔΔ 3.2 The Lender is only obliged to loan when the following conditions are met constantly:

(1)	The Borrower has completed all the relevant legal procedures including the government license, approval, registration and other legal procedures required by the Borrower, and such legal procedures are continuously effective;
(2)	The guarantee agreement (if any) under this Agreement has taken effect and will be continuously effective; if the guarantee agreement is pledge agreement and/or mortgage agreement, the guarantee right has been set and will be continuously effective;
(3)	The Borrower’s operation and financial status does not have any substantial adverse changes;
(4)	The Borrower does not violate this Agreement;
(5)	The way of this loan payment is consistent with the Agreement; if the lender entrusted payment is the payment way, the Lender agrees to pay;
(6)	If the loan is issued in foreign currency, the Borrower has already opened the relevant account according to the management requirement of foreign exchange and provided the documents showing that the loan conforms the relevant foreign exchange policy, including but not limited to, effective foreign exchange purpose documentary evidence, registration or approval documents.
(7)	The Borrower has already opened the capital recovery account according to Article 3.9;
(8)	_______/___________________________________________________________.

3.3 The Borrower appointed the account below as the loan account:

Account Name : Wuhan Kingold Jewelry Co., Ltd.

Account No.: 853528010122803329

Bank Name : Evergrowing Bank.

3.4 The actual date of lending and the amount is subject to the Loan Certificate.

3.5 The Borrower shall go through the drawing procedure at least three bank business days in advance, send the application to the Lender to meet the capital payment need for the future / days, and clarify the way of payment (entrusted payment by the Lender or the direct payment by the Borrower).

3.6 Entrusted payment by the Lender is that after the loan is issued pursuant to this Agreement, the Lender pays the loan to the counterparty of the Borrower who conforms to the agreed purposes of the Agreement, according to the entrusted payment power of attorney of the Borrower.

The lender entrusted payment is used if any of the conditions below is met:

(1) The amount of one payment is more than / (this amount is the limit of entrusted payment).

(2)         /         .

If the entrusted payment of the Lender is the way of capital payment, the Borrower should send Loan Capital Payment Power of Attorney. The Lender reviews the Credit Usage Application, Loan Capital Payment Power of Attorney, Loan Certificate and relevant payment transaction documents (including but not limited commercial contract, invoices and goods receipts). If the application conforms with this Agreement and the relevant payment transaction documents, the Lender will pay the loan capital to the counterparty of the Borrower according to the agreed purposes of the Agreement. If the planned payment of the Borrower is not in compliance with the this Agreement, the corresponding commerce agreement, proof materials or has any other default, the Lender has the right to refuse to pay and return the payment power of attorney submitted by the Borrower.

If the Lender agrees to pay, but since the information provided by the Borrower is wrong so it can’t be paid, or the payment is refunded, the Borrower shall resubmit relevant certificate and documents with correct information before the deadline provided by the Lender. The Lender does not bear the loss of the Borrower caused by the payment failure.

If the Lender pays to the wrong party because the information provided by the Borrower is wrong, the Lender does not bear any responsibility to the Borrower. The Borrower still needs to repay the principal and the interest for the part of wrong payment.

3.7 Direct payment by the Borrower means, after the Lender pays the loan to the account of the Borrower according to this Agreement, the Borrower directly pays to its counterparty according to the agreed purposes of the Agreement.

For loan amount payment not exceeding / Yuan, and the Borrower and the Lender do not agree to adopt entrusted payment, the direct payment by the Borrower will be used.

If direct payment is used, the Lender has the right to examine if the loan payment conforms to the agreed purposes by ways such as account analysis, certificate review, and on-site investigation. The Borrower shall cooperate with the Lender about the examination.

3.8 The Borrower shall pay back according to the deadline in Article 1.4 and following plan. If the Loan Certificate states a deadline different with this Agreement, the Loan Certificate prevails.

Repayment Deadline	Repayment Amount
3/1/2018	FIFTY MILLION

3.9 Loan capital recovery account.

The Borrower shall open specialized loan capital recovery account from the Lender (Account Name: / Account No.: /, Bank Name: /), so the Lender can recover the loan capital. The capital recovery account is used to receive the relevant sales revenue or planned repayment capital. If the relevant sales revenue are calculated in non-cash way, the Borrower shall insure that the capital is allocated to the recovery account on time after receipt. In the meanwhile, the Borrower shall provide the loan capital recovery account details to the Lender / (week/ month/ quarter).

ΔΔ 3.10 If the Lender receives loans in advance according to Article 8 of this Agreement, it deems that the loan deadline advances accordingly.

ΔΔ 3.11 If the Borrower prepays the loan, the Borrower shall send the application in writing 30 days in advance for consent by the Lender. When the Borrower prepays the loan, the Lender has the right to charge the loan interest according to the Agreement in the actual loan period, and charges the repayment procedure fee which is __/_ % of the prepaid capital.

ΔΔ 3.12 The Borrower hereby irrevocably authorizes that when any of the situations under Article 8 or 9 happens, the Lender can withdraw principal and interest from any account of the Borrower. The Borrower agrees to give up any right of defense.

ΔΔ Article 4 Warrant

The guaranty contracts are as follow:

1) 2016 Chattel Pledge No. 280003040021, Chattel Pledge Agreement, the way of warrant: Pledge, warrantor: Wuhan Kingold Jewelry Co., Ltd.

2) 2016 Guaranty No. 280003040021, Guaranty Agreement, the way of warrant: Guaranty, warrantor: Zhihong Jia.

Article 5 Representations and Warranties of the Borrower

5.1 The Borrower is an independent civil subject set in accordance with the law, has all the necessary civil rights capability and civil action capability; and has the ability to fulfill the obligations of the Agreement and take civil responsibility.

5.2 Signing and fulfilling the Agreement is the Borrower’s true intention, and has gone through all the necessary approvals and authorization, and there is no legal flaw.

5.3 The operation and business of the Borrower is legal and in compliance. The Borrower has the ability of continuing operation, it has legal repayment source, and it does not have material bad credit record. The management team of the Borrower has no bad record.

5.4 The circulating fund loan matters are in compliance with the law.

5.5 The Borrower shall provide complete, true and accurate, effective documents, statements, materials and information on time according to the Lender’s requirement. The Borrower never hides any information that will give bad influence to its financial condition and ability of repayment. There is no material adverse change to the Borrower’s financial condition since the date of the latest financial statement.

5.6 When signing the Agreement, the Borrower is not a shareholder or “actual controller” under the Company Law of the guarantor, and has no plan to be a shareholder or actual controller of the guarantor, or the guarantor has provided its shareholder resolution about agreeing to provide guaranty to the Borrower.

ΔΔ 5.7 Before paying off all debt under the Agreement, the Borrower’s financial target should be controlled in :

(1) Asset-liability ratio should not be higher than _/__%;

(2) Liquidity ratio should not be lower than _/_%;

(3) Quick ratio should not be lower than _/__%;

(4) The balance of external guarantee should not be higher than _/_% of net assets;

(5) __/_______________________________________

5.8 The Borrower promises that it will cooperate with the Lender regarding loan payment management, the post-loan management and relevant examination.

5.9 Before external investment, material increase of debt financing, merge, split, equity transfer and other material matters, the Borrower should get permission from the Lender first.

5.10 The Lender has the right to call back the loan in advance according to the capital recovery situation of the Borrower.

5.11 The Borrower should inform the Lender timely if any material disadvantage issues happened that would affect the ability of taking back the loan of the Lender.

Article 6 The Rights and Obligations of the Lender

6.1 The Lender has right to call back the loan capital, interest (including default interest for expiration and misuse) according to the Agreement, charge the fees payable by the Borrower, has right to call back the loan in advance according to the Borrower’s capital recovery situation, and exercise other rights under the Agreement or under the law.

6.2 During the process of exercising the Agreement, the Lender checks the documents provided by the Borrower. If the Lender cannot complete the entrusted payment on time because the Borrower provided untrue, inaccurate or incomplete documents or the Borrower conducts the payment in violation of this Agreement, the Lender shall not undertake any responsibilities.

6.3 If the lending or the payment failed because of the frozen loan account or the payment account appointed by the Borrower or because of any other reasons, the Lender shall not undertake any responsibilities.

Article 7 The Rights and Obligations of the Borrower

7.1 The Borrower shall repay the loan and interest under the Agreement according to the timing, amount and currency agreed in this Agreement.

The Borrower shall allocate the sales revenue or planed repayment into the capital recovery account timely, and shall provide capital flow details of the capital recovery account according to the Agreement’s requirement.

7.2 The Borrower shall not divert the loan under the Agreement to other purposes, shall not use the loan to invest in fixed assets or equity, or areas and uses for production and operation forbidden by the country.

The Borrower shall pay the loan capital according to the Agreement, shall not avoid the lender entrusted payment by breaking the whole into the parts. The loan capital payment shall comply with the Agreement rules if the borrower direct payment is adopted.

7.3 The Borrower shall provide the record and materials regarding the loan amount usage to the Lender each / (week/month/quarter).

ΔΔ 7.4 The Borrower shall bear the expenses under the Agreement, including but not limited to the notary fee and the appraisal fee.

The Borrower shall bear the loan capital clearing fee (including the lender entrusted payment and the borrower direct payment), and shall pay in full the relevant fees on time according to the fee items, rates and timing required by the Lender. The payment may be processed through People’s Bank payment system or the clearing system in the same city.

ΔΔ 7.5 The Borrower shall follow the Lender’s business regulations and operation customs related to the loan business, including but not limited to cooperating with the Lender to manage the loan payment system and check the utilization of the loan and the Borrower’s operation, and timely providing the Lender financial reports, loan payment usage record and materials, information of affiliates and related party transactions, other documents and information, and guarantee that provided materials are all valid, true and complete.

ΔΔ 7.6 The Borrower shall notify the Lender for any of the following events at least 30 days in advance, and shall not act before paying off all of the loan principal and interest under this Agreement or providing the payment schedule and guaranty approved by the Lender:

(1) Address material assets or all or most of the materials assets by sale, gift, lease, lend, transfer, guarantee, pledge or other ways;

(2) There is or may be material change to the operation system or ownership organization form, including but not limited to contracting, renting, joint venture, corporation reform, share cooperation reform, enterprise sale, M&A, joint operation, split, setting subsidiary, ownership transfer, capital decrease;

(3) There is other situation of losing or has possibility of losing the ability to repay debt;

ΔΔ 7.7 The Borrower shall inform the Lender with a written notice at least 7 days in advance if any of the below situations happened or might happen:

(1) The Borrower or its affiliates modify its bylaws, change its industry and commerce registration matters such as articles of incorporation, enterprise name, legal representative, domicile, mailing address or business scope or makes decisions with material effect to finance or personnel;

(2) The Borrower, its affiliates or guarantor plans to file bankruptcy or may have been filed bankruptcy by the creditor;

(3) The Borrower or its affiliates involve in major lawsuits, arbitrations, administrative measures, or the main property or guaranty under this Agreement has been conducted property attachment or other enforcement measures, or, the safe and complete status of the main property or guaranty under this Agreement is or may have been impacted or the value decreased or it is possible to decrease;

(4) The Borrower or its affiliates provide guarantee for a third party so it causes major adverse implication to its economic status, financial status, or the ability of performing the obligations under this Agreement;

(5) The Borrower or its affiliates sign an agreement which has major implication to its operation and financial status;

(6) The Borrower, its affiliates or guarantor stops production, closes business, dissolves, suspends business for rectification, is repealed or is revoked business license;

(7) The Borrower or its affiliates, the major investor individual of the Borrower or its affiliates, the legal representative (responsible person), director or senior manager of the Borrower or its affiliates disappears, involves in violation of the laws and rules or the applicable exchange rules or appears abnormal changes;

(8) The Borrower or its affiliates have serious operational problems, its financial situation deteriorates, or any other events happened which have negative impact on the Borrower or its affiliates’ operation, financial condition, the ability of repayment or the economic status;

(9) Related party transaction happens, and the transaction amount reaches to or beyond 10% of the latest audited net asset;

(10) Before paying off the debts under the Agreement, the Borrower is or might become a shareholder of the guarantor or the “actual controller” defined by the Company Law;

(11) The Borrower or its affiliate breaks the laws and regulations, rules of supervision, national policy or industry standards and results in liability accident or is exposed by media;

(12) The relationship of controlling or being controlled between the Borrower and its affiliates changes;

(13) Any material negative events that will impact the ability of loan repayment of the Borrower or its affiliates.

ΔΔ 7.8 When the guaranty under the Agreement changes and disadvantages the right of the Lender as a creditor, the Borrower should timely provide other guaranty approved by the Lender according to the Lender’s requirement.

“Change” under this article includes but not limited to: the guarantor stops production, closes business, dissolves, suspends business for rectification, business license is repealed or is revoked, file or is filed for bankruptcy; material change happens to the guarantor’s operational or financial condition; the guarantor involves in significant lawsuit, arbitration, administrative measures, attachment or other compulsory measures are conducted to its major asset; the value of collateral decreases or may decrease or is conducted attachment or other compulsory measures; the sound condition of the collateral is affected or might be affected; the guarantor or its legal representative (responsible person) or the major manager of the guarantor is involved in violation laws and rules or the applicable exchange rules; the guarantor disappears or dies (or declaring death) if the guarantor is an individual; the guarantor violates the Guaranty Agreement; the Guarantor and the Borrower have disputes; the Guarantor requires to dissolve the Guaranty Agreement; the Guaranty Agreement is not effective, invalid or cancelled; the guaranty right is unset or invalid; other events impact the safety of the Lender’s creditor’s right.

7.9 Open a loan capital recovery account according to the Article 3.9 of this Agreement.

ΔΔ Article 8 Call Back the Loan in advance

If any of the situations at bellow happens, the Lender has the right to stop paying the loan unused by the Borrower, unilaterally declare that the issued loan principal under the Agreement is expired in advance, and require the Borrower to pay back all the loan principal and interest immediately, and has the right to deduct capital directly from the Borrower’s any account. After the deduction, the Lender shall inform the Borrower timely. If the Borrower can prove that the deducted capital is protected by law specially so it shall not to be deducted, the Lender shall return the capital to the deducted account.

(1)	The Borrower does not pay the interest on time;
(2)	The Borrower provides untrue financial reports and materials;
(3)	The Borrower misappropriates the loan;
(4)	Any of the events in the Articles 7.6, 7.7 happened, and the Lender believes it will endanger the loan safety;
(5)	The Borrower’s financial index is out of range of the Article 5.6;
(6)	The Lender believes that the Borrower should prepay the loan according to the the situation of the Borrower’s capital recovery;
(7)	The issuance of the loan under this Agreement by the Lender causes or may cause law violation because of the changed supervision regulation;
(8)	When the Borrower is performing other contracts with the Lender or with a third party, it has violation or the debt may expire in advance or has been declared expired in advance;
(9)	Other situations that might endanger the loan capital safety.

ΔΔ Article 9 Defaults and Dispositions

9.1 If any following matters happen to the Borrower, it is considered as default:

(1)	Fails to repay the loan principal and interest on time in accordance with the Agreement;
(2)	Violates the representations and warranties of the Article 5 in the Agreement;
(3)	Violates the obligations of the Borrower under the Article 7 in the Agreement;
(4)	Fails to use the loan amount in the agreed way, or avoid Lender entrusted payment in a way by breaking up the whole into pieces;
(5)	Fails to open the loan capital recovery account pursuant to the Agreement;
(6)	Material cross-default happens;
(7)	Violates other articles of this Agreement.

9.2 After default, the Lender has the right to adopt one or more of measures as below:

(1)	Corrects default with deadline;
(2)	Adjusts the amount threshold of the loan capital entrusted payment or the payment way of the loan capital;
(3)	Stops withdrawal by the Borrower;
(4)	Dissolves the loan agreement, and requires the Borrower to pay off expired or unexpired loan principal, interest and other dues;
(5)	Requires the Borrower to pay overdue default interest if the loan is overdue;
(6)	Requires the Borrower to pay misappropriation default interest if the Borrower misappropriates the loan;
(7)	Deducts owed loan principal and interest from any account that the Borrower has at Evergrowing Bank;
(8)	Pursues the loan principal and interest by the legal ways, and all fees paid to claim the credit (including but not limited to collecting fees, litigation fees, arbitration fees, property attachment fees, enforcement fees, attorney’s fees, case fees, declaration fees, appraisal fees, audit fees and so on) shall be borne by the Borrower.

9.3 If the guarantor (i.e. warrantor, mortgagor, pledgor) has any following situation, the Lender has the right to adopt the measures according to Article 9.2:

(1)	The warrantor violates the Warrant Agreement, its credit status deteriorates, or other event happens which decreases its warrant ability;
(2)	The mortgagor violates the Mortgage Agreement, or breaks the mortgage, or the value of the mortgage may decrease or has decreased substantially, or other event happens which harm the mortgage right of the Lender happen;
(3)	The pledgor violates the Pledge Agreement, or the value of the pledge has decreased or may have decreased, or the pledge right has to be realized before the loan is paid off, or other event happens which harms the pledge right of the Lender.

ΔΔ Article 10 Deduction Arrangement

10.1 The Borrower authorizes that, if there is any due and payable loan principal, interest, default interest or other fess, the Lender has the right to deduct the capital from the Borrower’s any account in Evergrowing Bank to pay it off. After the deduction, the Lender shall inform the Borrower timely. If the Borrower can prove that the deducted capital is protected by law and it shall not be deducted, the Lender shall return the capital to the related account.

10.2 After the deduction, the Lender shall inform the Borrower about the related account, the contract number of the Loan Agreement, the document number of the Loan Certificate, the deducted amount and the remaining debt balance.

10.3 If the deducted amount is not enough to pay off all the debts of the Borrower, it shall be used to compensate for the due fees first. If the principal and interest is overdue for less than 90 days, the balance shall be used to pay the interest or default interest due and then be used to pay the principal due. If the principal and interest are overdue for more than 90 days, the balance shall be used to pay the principal due, and then be used to pay the interest or default interest due.

10.4 If the currency of deducted amount is different from the currency of the due amount, it shall be converted to the currency of due amount according to foreign exchange rate on that day.

ΔΔ Article 11 Notice

11.1 All of the contact information that the Borrower fills out in this Agreement (including contact address, telephone number and fax number) is real and effective. If any contact information is changed, the Borrower shall give written notice of the changed information to the contact address that the Lender provides in this Agreement. Only after the Lender has actually received the notice of changed information and has updated relevant records, can this information change comes into effect.

11.2 Until this Agreement provides otherwise, any notice that Lender gives to the Borrower can be given by the following ways. The Lender has the right to choose the approach of notice which it deems proper, and under any circumstance, the Lender does not bear responsibilities for any transmission errors, omissions, or deferral happened in mails, faxes, telephones or any other contact systems. If the Lender chooses several contact ways at the same time, the one that reaches the Borrower more quickly shall prevail.

(1) Announcement: the service date is the day when the Lender announces on its websites, online bank, telephone bank or sales departments.

(2) Personal service: the service date is the day when the Borrower signs the notice.

(3) Mail delivery (including EMS, ordinary mail and registered mail) to the Borrower’s contact address that the Lender knows as the latest: the service date is the third day after the mailing date (in the same city) or the fifth day after the mailing date (different city) (even the mail may be returned).

(4) Faxes or other electronic contact methods to the Borrower’s fax number or electronic contact address that the Lender knows as the latest: the service date is the sending day.

ΔΔ Article 12 Information Disclosure and Confidentiality

12.1 The Lender shall take the responsibility of keeping confidential for the Borrower’s trade secrets and other information and materials which are marked as confidential, except following situations:

(1) Information is required to disclose according to laws and regulations or listing rules;

(2) Information that is required to disclose by judicial departments or government departments;

(3) Information that shall be disclosed to the external professional advisers of the Lender;

(4) Information that the Borrower agrees or authorizes the Lender to disclose.

12.2 Under the following circumstances, the Borrower agrees that Evergrowing Bank can use or disclose all the information and materials related to the Borrower, including but not limited to the basic information, credit transaction information and other relevant information and materials. The Borrower is willing to take responsibility for any results caused by it.

(1) For the following purposes, disclose to or permit usage of such information and materials by outsourcing agencies, the third party service providers, other financial agencies and other agencies or persons which Evergrowing Bank considers necessary, including but not limited to, other branches of Evergrowing Bank or subsidiary companies owned or partially owned by Evergrowing Bank: ☐ to conduct the loan transactions or is related to loan transactions, such as promoting Evergrowing Bank’s loan, collecting dues of the Borrower, and transfer of the creditor’s right; ☐ to let the Lender offer or may offer new products, new services or further services for the Borrower; ☐ to better maintain, manage and improve client relationships.

(2) Provide such information and materials to the China Credit Information Center and other credit information agencies or Credit Information Database established with the approval of The People's Bank of China.

(3) Use or permit a third party to use such information and materials on the basis of confidentiality for the purpose of business operation, management, statistics, analyses, and risk control.

Article 13 Law Application and Dispute Resolution

The Agreement applies to PRC laws. The disputes of the Agreement shall be submitted to the local court at the Lender’s residence. During the period of the dispute, the provisions without disputes shall continue to be fulfilled by both parties.

Article 14 Other Provisions

ΔΔ 14.1 The Borrower agrees that the Lender can enquiry and keep the Borrower’s credit information for loan application and post-loan management.

ΔΔ 14.2 The Lender doesn’t bear any responsibility for the failure to issue loans on schedule or handle payment if the failure is caused by force majeure, communication failure, network failure, or the malfunction of Lender’s system. However, the Lender shall inform the Borrower in time.

14.3 Phrases referred to in the Agreement including affiliate, related-party transaction and main investor individual have the same meaning with those in Accounting Standards for Business Enterprises No. 36— Affiliate Disclosure (Finance and Accounting Department [2006] No. 3) and its later revised edition.

14.4 The Agreement’s Loan Certificate, Loan Withdrawal Application Form, Loan Capital Payment Power of Attorney and relevant documents and materials confirmed by both two parties are indispensable parts of the Agreement.

14.5 If the Borrower avoids monitor of the Lender, defaults on principal and interest of the loan, maliciously evades repayment obligations for loans and so on, the Lender has the right to report its behaviors to relevant departments and publicize them on news media.

14.6 The Agreement comes into effect after the Borrower’s legal representative (person in charge) or authorized representative signs (or seals) and affixes the official seal, and Lender’s person in charge or authorized representative also signs (or seals) and affixes the official seal.

ΔΔ 14.7 When signing the Agreement, the Lender and the Borrower have clearly read and understood all the provisions of the Agreement. Both parties have no doubt about all the provisions and interpretations of the Agreement and correctly understand the rights and duties clauses, and the legal meaning of the limitation and waiver of liability clauses.

14.8 The Agreement is made out in two copies. The Borrower holds one copy/copies. The Lender holds one copy/copies. ___ holds one copy/copies. __ holds one copy/copies. __ holds one copy/copies.

Article 15 Other Matters

The appointed warning line for the pledge rate of this loan is 85%, and the disposal line for the pledge rate is 95%. When the loan pledge rate reaches the warning line, the Borrower shall be required to pay the loan or increase the relevant amount of gold and cash deposit before the risk coverage reaches to the loan disposal line. The collateral addition shall ensure the pledge rate to reach 80%. Once the loan pledge rate reaches the disposal line, the processing bank has right to begin the process to dispose the collateral without informing the client.

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The Borrower has read all the provisions above. The Lender has made corresponding explanations as required by the Borrower. The Borrower has no dissent on all clauses.

The Borrower (official seal)	The Lender (official seal)

Legal representative (person in charge) or authorized representative (signature or seal)	Person in charge or authorized representative (signature or seal)

Sign on 3/2/2016	Sign on 3/2/2016